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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

AFFYMETRIX REPORTS RECORD PRODUCT REVENUE AND PROFIT

—First Full Year of GAAP Profitability and Positive Cash Flow—

—Strong Adoption of Next Generation GeneChip® Technology Drives Revenue Growth—

Santa Clara, Calif.—January 28, 2004—Affymetrix, Inc., (Nasdaq: AFFX) today reported its results for the fourth quarter and fiscal year ended December 31, 2003. The Company reported net income of approximately $16.0 million or $0.27 per basic share and $0.26 per diluted share in the fourth quarter of 2003, as compared to net income of $2.9 million or $0.05 per basic and diluted share in the fourth quarter of 2002. For the year, the Company reported net income of approximately $14.3 million or $0.24 per basic and diluted share, as compared to a net loss of $1.6 million or $0.03 per basic and diluted share for 2002.

Net cash provided by operations was $13.1 million for the quarter and $84.9 million for the year ended December 31, 2003. This marked the Company's first fiscal year of positive cash flow from operations.

Total revenue for the quarter was $89.2 million, of which $1.5 million was related to the sale of products and wafers to Perlegen Sciences, Inc., compared to total revenue of $78.3 million in the fourth quarter of 2002, of which $5.1 million was related to the sale of products and wafers to Perlegen. For the full year, total revenue increased to $300.8 million as compared to $289.9 million for 2002.

Product and product related revenue increased to $85.3 million for the fourth quarter of 2003, compared to $69.7 million in the same period in 2002. Fourth quarter product sales included record GeneChip® array revenue of $42.5 million and record instrument revenue of $21.4 million. The combination of next generation system purchases and upgrades contributed to the strong instrument sales during the quarter. In 2003, total product and product related revenue increased to $280.8 million as compared to $248.5 million for 2002. Affymetrix had approximately 970 installed systems at the end of 2003, an increase of more than 20% over 2002.

Royalties and other revenue were $2.4 million for the fourth quarter of 2003 compared to $3.4 million in the fourth quarter of 2002. In 2003, royalties and other revenue were $10.6 million compared to $19.8 million in 2002.

Total operating costs and expenses were $74.2 million for the fourth quarter of 2003 compared to $73.6 million in the fourth quarter of 2002. In 2003, total operating costs and expenses were $283.3 million as compared to $284.6 million in 2002.

Cost of product and product related revenue was $26.8 million in the fourth quarter of 2003 compared to $24.4 million in the same period of 2002. Product and product related gross margin was 68.6% in the fourth quarter of 2003 compared to 65.1% in the fourth quarter of 2002. In 2003, cost of product and product related revenue was $89.8 million as compared to $88.3 million in 2002, resulting in product and product related gross margin of 68.0% in 2003 as compared to 64.5% in 2002.

Research and development expenses were $16.9 million during the fourth quarter of 2003 compared to $18.8 million in the fourth quarter of 2002. In 2003, research and development expenses were $65.9 million as compared to $69.5 million in 2002.

Selling, general and administrative expenses were $28.5 million for the fourth quarter of 2003 compared to $24.8 million in the fourth quarter of 2002. In 2003, selling, general, and administrative expenses were $104.8 million as compared to $96.3 million in 2002. This increase is primarily due to costs associated with the Company commencing direct sales in Japan.

In 2003 Affymetrix;

  •
  Achieved its first full year of GAAP profitability and positive cash flow from operations.

  •
  Launched more than twenty new products, including the world's first human whole genome expression product on a single array.

  •
  Launched a new line of GeneChip products for DNA analysis, including the Mapping 10K Array for whole genome SNP analysis and CustomSeq™ Resequencing Arrays for large-scale resequencing projects.

  •
  Began shipping the 100K Mapping Array to Early Technology Access customers.

  •
  Introduced its next generation GeneChip Scanner 3000 system, as well as its companion AutoLoader.

  •
  Introduced an industrialized, automated format of its GeneChip technology in the new HighThroughputArray (HTA) platform, with Johnson & Johnson Pharmaceutical Research & Development as its first pharmaceutical customer and the National Heart Lung and Blood Institute as its first government research institute customer.

  •
  Partnered with Roche Diagnostics in a broad-scale collaboration to commercialize array-based diagnostic products.

  •
  Entered into numerous collaborations including agreements with Arcturus Bioscience, Inc., Beckman Coulter, Inc., bioMerieux, Ingenuity Systems, Inc., NuGEN Technologies Inc., ParAllele Bioscience and PreAnalytiX GmbH.

  •
  Transitioned to a direct sales model in Japan, strengthening its global infrastructure in the world's three biggest markets for life science research.

Financial Outlook for 2004

For fiscal 2004, the Company expects product and product related revenue of approximately $330-$335 million and total revenue of approximately $345-$350 million. The Company projects around $73 million in product and product related revenue and around $77 million in total revenue for the first quarter in 2004.

Affymetrix' management team will host a conference call to review its operating results for the fourth quarter of 2003 and to provide financial guidance for 2004. A live webcast of the conference call can be accessed by visiting the Investor Relations section of the Company's website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (888) 737-3798, international: (706) 643-2578 on January 28 at 2:00 p.m. PT. A replay of the conference call will be available until 5:00 p.m. PT on February 4, 2004 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291; passcode for both: 4811561#. An archived webcast of the conference call will be available under Investor Relations section of the Company's website at www.affymetrix.com.

About Affymetrix

Affymetrix is a pioneer in creating breakthrough tools that are driving the genomic revolution. By applying the principles of semiconductor technology to the life sciences, Affymetrix develops and commercializes systems that enable scientists to improve the quality of life. The Company's customers include pharmaceutical, biotechnology, agrichemical, diagnostics and consumer products companies as well as academic, government and other non-profit research institutes. Affymetrix offers an expanding portfolio of integrated products and services, including its integrated GeneChip platform, to address growing markets focused on understanding the relationship between genes and human health. Additional information on Affymetrix can be found at www.affymetrix.com.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies," or the like. Such statements, including Affymetrix' financial outlook for 2004, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, risks of the Company's ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, market acceptance, personnel retention, uncertainties relating to the length and severity of the current global economic weakness, the reduction in overall capital spending in the academic and biotechnology sectors, changes in government funding policies, unpredictable fluctuations in quarterly revenues, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA, and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Form 10-K for the year ended December 31, 2002 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

###

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc. CustomExpress is a trademark of Affymetrix, Inc.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	December 31, 2003	December 31, 2002
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$275,928	$67,888
Available-for-sale securities	183,955	293,570
Accounts receivable, net	71,343	65,986
Inventories	22,632	26,739
Prepaid expenses and other current assets	7,443	3,770

Total current assets	561,301	457,953
Property and equipment, net	62,611	72,836
Acquired technology rights, net	27,818	23,039
Goodwill	18,601	18,601
Notes receivable from employees	1,500	1,674
Other assets	28,333	27,300

Total assets	$700,164	$601,403

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$69,646	$66,864
Deferred revenue—current portion	30,019	19,381
Convertible subordinated notes—short-term	267,460	—
Other current liabilities	1,398	—

Total current liabilities	368,523	86,245
Deferred revenue—long-term portion	43,346	—
Other long-term liabilities	3,240	8,322
Convertible notes	120,000	368,900
Common stock purchase rights	—	3,000
Stockholders' equity:
Preferred stock	—	—
Common stock	595	585
Additional paid-in capital	370,304	355,515
Notes receivable from stockholders	(428)	(720)
Deferred stock compensation	(5,185)	(8,015)
Accumulated other comprehensive (loss) income	(1,572)	515
Accumulated deficit	(198,659)	(212,944)

Total stockholders' equity	165,055	134,936

Total liabilities and stockholders' equity	$700,164	$601,403

Note 1:	The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2002.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue:
Product sales	$69,307	$56,873	$222,748	$201,594
Product related revenue	16,040	12,875	58,032	46,944

Total product and product related revenue	85,347	69,748	280,780	248,538
Royalties and other revenue	2,362	3,446	10,556	19,777
Revenue from Perlegen Sciences	1,455	5,105	9,460	21,559

Total revenue	89,164	78,299	300,796	289,874

Costs and expenses:
Cost of product sales	23,948	22,299	80,158	82,597
Cost of product related revenue	2,852	2,061	9,657	5,718
Cost of revenue from Perlegen Sciences	1,455	4,546	9,460	21,000
Research and development	16,919	18,773	65,909	69,520
Selling, general and administrative	28,547	24,846	104,797	96,260
Amortization of deferred stock compensation	386	781	2,238	8,388
Amortization of purchased intangibles	93	281	937	1,125
Charge for acquired in-process research and development	—	—	10,096	—

Total costs and expenses	74,200	73,587	283,252	284,608

Income from operations	14,964	4,712	17,544	5,266
Interest income and other, net	5,897	3,246	16,662	13,535
Interest expense	(3,632)	(4,942)	(17,358)	(19,730)

Net income (loss) before income taxes	17,229	3,016	16,848	(929)
Income tax provision	(1,219)	(100)	(2,563)	(701)

Net income (loss)	$16,010	$2,916	$14,285	$(1,630)

Basic net income (loss) per share	$0.27	$0.05	$0.24	$(0.03)

Diluted net income (loss) per share	$0.26	$0.05	$0.24	$(0.03)

Shares used in computing basic net income (loss) per share	59,298	58,265	58,860	58,018

Shares used in computing diluted net income (loss) per share	61,002	60,460	60,583	58,018

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  EXHIBIT 99.1
AFFYMETRIX REPORTS RECORD PRODUCT REVENUE AND PROFIT
AFFYMETRIX, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS) (UNAUDITED)
AFFYMETRIX, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)